Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 549-6611 jtt@docreit.com Jeffrey Theiler Executive Vice President and CFO (414) 978-6521 jnt@docreit.com

Physicians Realty Trust Reports Fourth Quarter and Full Year 2014 Financial Results

Triples Gross Real Estate Assets in 2014

Approximately $1.1 Billion in Current Gross Real Estate Investments and Investments Under Contract

Fourth Quarter Highlights:

•                  Reported fourth quarter 2014 total revenue of $19.7 million, up 204% year-over-year

•                  Recorded fourth quarter 2014 rental revenue of $16.8 million, a 200% year-over-year increase

•                  Generated quarterly normalized funds from operations (FFO) of $0.22 per share on a fully diluted basis

•                  Fourth quarter investments of approximately $104.8 million comprised of 24 buildings totaling 575,449 square feet and one medical office building term loan

•                  Included in the MSCI US REIT Index at the close of business on November 25, 2014

•                  Declared quarterly dividend of $0.225 per share for the fourth quarter 2014, paid February 6, 2015

•                  Achieved 94.6% portfolio wide lease rate based on square footage as of December 31, 2014

•                  Increased gross leasable square footage by 244% in 2014 to 3,100,701 square feet as of December 31, 2014

•                  As of February 28, 2015, closed an additional $172.0 million of acquisitions during 2015

Milwaukee, WI —March 4, 3015 — Physicians Realty Trust (NYSE: DOC) (the “Company,” the “Trust,” “we,” “our” and “us”), a self-managed healthcare real estate investment trust, today announced results for the fourth quarter ended December 31, 2014.

John Thomas, President and Chief Executive Officer of the Trust, commented, “We continued to execute our growth strategy during the fourth quarter by adding 24 high quality healthcare facilities to our portfolio with an aggregate value of $104.8 million, and we have further improved the quality and quantity of our investments during the first two months of 2015, with $172.0 million of investments so far this year. Including these newly acquired facilities, we have grown our portfolio from $124 million in gross real estate assets at our IPO just over 18 months ago to over $990 million today.  We continue to focus on the growth and quality of our cash flow and dividend coverage.  We are very proud of the quarterly normalized FFO of $0.22 per share achieved during the fourth quarter, an increase of 22% over the third quarter, and an increase of 57% over the fourth quarter of 2013.  Total revenue for 2014 was $53.3 million, compared to $17 million in 2013, an increase of 213%.  We are excited about our growth trajectory and our team’s execution and ability to continue to source the highest quality healthcare providers and their facilities, as we strive to become the leading owner of high quality healthcare facilities in the US.”

“With Jeff Theiler’s leadership, we continue to make progress towards building a strong balance sheet, which will enable us to capitalize on our acquisition pipeline and support long-term growth.  Most recently, we successfully completed our largest follow on equity offering in January, raising $297.2 million in net proceeds.  We continue to manage our debt and operations towards the goal of earning an investment grade rating during 2015, which we believe would further fuel our vision to build a great and long lasting company with a reliable dividend that we can grow over time.  We will achieve our vision by partnering with the highest quality healthcare providers, as they serve their patients and visitors in these facilities.”

Fourth Quarter Financial Results

Total revenues for the fourth quarter of 2014 were $19.7 million, an increase of 204% compared to the fourth quarter of 2013.

Rental revenues for the three months ended December 31, 2014 were $16.8 million, an increase of 200% from the same period in 2013, resulting from the expansion of the Company’s portfolio to 87 properties totaling 3,100,701 square feet.  As of December 31, 2104, the portfolio was 94.6% leased. On a pro forma basis, if all of the 2014 fourth quarter acquisitions occurred on the first day of the fourth quarter, rental revenues would have increased by an additional $1.5 million, to a pro forma total of $18.3 million.

Total expenses for the fourth quarter of 2014 were $17.7 million, compared to $7.1 million in the fourth quarter of 2013, or an increase of 149%. The increase in expenses was the result of a $4.2 million increase in depreciation and amortization, a $2.7 million increase in operating expenses, a $1.5 million impairment charge, a $0.9 million increase in general and administrative expense, a $0.9 million increase in interest expense, and a $0.5 million increase in acquisition related expenses. On a pro forma basis, if all of the 2014 fourth quarter acquisitions occurred on the first day of the fourth quarter, depreciation and amortization expense and operating expenses would have increased by an additional $0.6 million and $0.2 million, respectively.

Net income for the fourth quarter of 2014 was $2.0 million, compared to a net loss of $0.6 million for the fourth quarter of 2013.

Net income attributable to common shareholders for the fourth quarter of 2014 was $1.7 million, or $0.04 per diluted share based on 48.4 million weighted average shares outstanding.

Funds from operations (FFO) for the fourth quarter of 2014, consisted of net income plus $6.2 million of depreciation and amortization and a $1.5 million impairment charge, or $0.19 per diluted share. Normalized FFO, which adds back $1.6 million of acquisition expenses was $11.3 million, or $0.22 per diluted share.

Normalized Funds available for distribution (FAD) for the fourth quarter of 2014, which consists of normalized FFO adjusted for non-cash share compensation, straight-line rent adjustments, amortization of acquired above-market leases, amortization of lease inducements, amortization of deferred financing fees and recurring capital expenditures, was $10.5 million, or $0.20 per diluted share for the fourth quarter 2014.

As previously announced, the Company declared a dividend of $0.225 per share for the fourth quarter. The dividend was paid on February 6, 2015 to shareholders of record on January 23, 2015.

Recent Events

On January 21, 2015, we completed a follow-on public offering of 18,975,000 common shares resulting in net proceeds to us of approximately $297.2 million. The net proceeds of the public offering were used to repay borrowings under our unsecured revolving credit facility and for general corporate and working capital purposes and funding acquisitions.

Since January 1, 2015, we have completed 6 acquisitions of 16 healthcare properties located in 6 states containing an aggregate of 610,084 gross leasable square feet for an aggregate of approximately $172.0 million as summarized below.

Columbus Regional Health Portfolio.  On January 22, 2015, we closed on the final building of the previously announced $34.5 million portfolio of 13 on-campus medical office facilities located in Columbus, Georgia and Phenix City, Alabama. This last building is an approximately 37,995 square foot facility and is 100% leased to the Columbus Clinic, a large multi-specialty physician group, and is attached to Columbus Regional Health’s midtown hospital. The purchase price for the building was $6.5 million.

Methodist Sports Medicine.  On January 28, 2015, we completed the acquisition of an approximately 38,000 square foot orthopedic complex comprised of three medical office buildings in Greenwood, Indiana. The orthopedic complex is 100% occupied. As part of the transaction, approximately 420,963 OP Units were issued, which comprised an approximately $7.3 million portion of the $10 million purchase price for the properties.

Minnesota Portfolio.  During January and February 2015, we closed on all the facilities in the $116.3 million Minnesota portfolio which will generate a 6.4% first year unlevered yield. The portfolio is approximately 362,654 square feet and is 98% leased.

Indianapolis South Portfolio.  On February 13, 2015, we closed the acquisition of four medical office buildings in Greenwood, Indiana for a purchase price of approximately $17.2 million with a 8.6% first year unlevered yield.  The portfolio is positioned within one mile of two major hospitals as well as the Methodist Sport Orthopedic complex recently acquired by the Company. The multi-tenant buildings are 81% occupied and anchored by Community Health Network, an Indianapolis, Indiana based nonprofit health system, which leases 21% of this complex.  The medical office buildings contain approximately 118,934 square feet.

Bridgeport Medical Center.  On February 27, 2015, we closed the acquisition of a medical office building in Lakewood, Washington for a purchase price of approximately $13.8 million resulting in a first year unlevered 6.9% yield.  The medical office building contains approximately 31,074 square feet and is 100% leased.

Baylor Cancer Center.  On February 27, 2015, we closed the acquisition of a medical office building in Dallas, Texas for a purchase price of approximately $8.2 million with a first year unlevered 6.4% yield.  The medical office building contains approximately 21,427 square feet and is 100% leased.

Bradley D. Page joined us as Senior Vice President and General Counsel, effective February 2, 2015. Mr. Page reports directly to our President and Chief Executive Officer, John T. Thomas. Mr. Page served most recently as President of Milwaukee-based Davis

& Kuelthau, s.c.  Mr. Page is a graduate of the University of Wisconsin Law School, with a B.B.A. from the University of Michigan.

2015 Acquisition Guidance

The Company expects to acquire between $500 million to $700 million of real estate during 2015.  This guidance is inclusive of any previously announced acquisitions, including those detailed in the “Recent Events” portion of this press release.

Conference Call Information

The Company has scheduled a conference call on Wednesday, March 4, 2015 at 10:00 a.m. ET to discuss its financial performance and operating results for the fourth quarter ended December 31, 2014. The conference call can be accessed by dialing (877) 407-0784 from within the U.S. or (201) 689-8560 for international callers. Participants can reference the Physicians Realty Trust Fourth Quarter and Full Year 2014 Earnings Call or passcode 13600607. The conference call also will be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.docreit.com. A replay of the conference call will be available beginning March 4, 2015 at 1:00 p.m. ET until March 25, 2015 at 11:59 p.m. ET, by dialing (877) 870-5176 (U.S.) or (858) 384-5517 (International); passcode: 13600607. A replay of the webcast also will be accessible on the Investor Relations website for one year following the event. The Company’s supplemental information package for the fourth quarter 2014 also will be accessible through the Investor Relations section of the Company’s website under the “Supplemental Information” tab.

About Physicians Realty Trust

Physicians Realty Trust (NYSE: DOC), a self-managed healthcare real estate company was organized in 2013 to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company is a Maryland real estate investment trust and elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes beginning with its short taxable year ended December 31, 2013. The Company conducts its business through an UPREIT structure in which its properties are owned by Physicians Realty L.P., a Delaware limited partnership (the “operating partnership”), directly or through limited partnerships, limited liability companies or other subsidiaries. The Company is the sole general partner of the operating partnership and, as of December 31, 2014, owns approximately 94.1% of the outstanding OP units.

The Company had no business operations prior to completion of its initial public offering (the “IPO”) on July 24, 2013. The Company’s predecessor, which is not a legal entity, is comprised of the four healthcare real estate funds managed by B.C. Ziegler & Company (“Ziegler”), which are referred to as the Ziegler Funds, that owned directly or indirectly interests in entities that owned the initial properties the Company acquired through the operating partnership on July 24, 2013 in connection with completion of the IPO and related formation transactions.

Investors are encouraged to visit the Investor Relations portion of the Company’s website (www.docreit.com) for additional information, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, press releases, supplemental information packages and investor presentations.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward looking statement.  These forward-looking statements may include statements related to the Company’s ability to generate internal and external growth, the 2015 outlook, anticipated cash returns, cap rates or yields on properties, anticipated closing of property acquisitions, and ability to execute its business plan.  While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this press release. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 21, 2014 and the information under the heading “Risk Factors” included in the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014 filed by the Company with the SEC on May 7, 2014 and the quarter ended September 30, 2014 filed by the Company with the SEC on November 13, 2014. Additional information under the heading “Risk Factors”  also will be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 to be filed with the SEC.

Physicians Realty Trust

Consolidated and Combined Statements of Operations

(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Rental revenues	$16,842	$5,613	$46,397	$13,565
Expense recoveries	2,426	835	5,871	3,234
Interest income on real estate loans and other	426	40	1,066	246
Total revenues	19,694	6,488	53,334	17,045
Expenses:
Interest expense, net	2,058	1,181	6,907	4,295
General and administrative	2,573	1,707	11,440	3,214
Operating expenses	3,787	1,072	10,154	4,650
Depreciation and amortization	6,166	1,984	16,731	5,107
Acquisition expenses	1,643	1,182	10,897	1,938
Management fees	—	—	—	475
Impairment loss	1,500	—	1750	—
Total expenses	17,727	7,126	57,879	19,679
Loss before equity in income of unconsolidated entity, gain (loss) on sale of investment properties, and noncontrolling interests:	(1,967)	(638)	(4,545)	(2,634)
Equity in income of unconsolidated entity	26	—	95	—
Gain (loss) on sale of investment properties	(2)	—	32	(2)
Net income (loss)	1,991	(638)	(4,418)	(2,636)
Less: Net loss attributable to predecessor	—	—	—	576
Less: Net loss (income) attributable to noncontrolling interests —operating partnership	(192)	147	695	470
Less: Net (income) loss attributable to noncontrolling interests — partially owned properties	(88)	(10)	(314)	(71)
Net income (loss) attributable to common shareholders	$1,711	$(501)	$(4,037)	$(1,661)
Net income (loss) per share:
Basic	$0.04	$(0.04)	$(0.12)	$(0.13)
Diluted	$0.04
Weighted average common shares:
Basic	48,145,409	13,932,347	33,063,093	12,883,917
Diluted	48,354,493	13,932,347	33,063,093	12,883,917

Dividends and distributions declared per common share and unit	$0.23	$0.23	$0.90	$0.41

Comparative financial results for the year ended December 31, 2013 reflect the Company’s results from July 24, 2013 through December 31, 2013, combined with the results of the Company’s predecessor from Jan 1, 2013 through July 23, 2013.  The predecessor was not a legal entity but rather a combination of real estate entities under common control by Ziegler and represents results prior to completion of our IPO and our ownership of the properties in our initial portfolio.

Physicians Realty Trust

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2014	2013
ASSETS
Investment properties:
Land and improvements	$79,334	$26,088
Building and improvements	644,086	193,184
Tenant improvements	5,614	5,458
Acquired lease intangibles	72,985	31,236
	802,019	255,966
Accumulated depreciation	(45,569)	(28,427)
Net real estate property	756,450	227,539
Real estate loans receivable	15,876	—
Investment in unconsolidated entity	1,324	—
Net real estate investments	773,650	227,539
Cash and cash equivalents	15,923	56,478
Tenant receivables, net	1,324	837
Deferred costs, net	4,870	2,105
Other assets	15,806	5,901
Total assets	$811,573	$292,860
LIABILITIES AND EQUITY
Liabilities:
Credit facility	$138,000	$—
Mortgage debt	78,105	42,821
Accounts payable	700	836
Dividend payable	16,548	5,681
Accrued expenses and other liabilities	6,140	2,685
Acquired lease intangibles, net	2,871	—
Total liabilities	242,364	52,023
Equity:
Common shares, $0.01 par value, 500,000,000 common shares authorized, 50,640,863 and 21,548,597 common shares issued and outstanding as of December 31, 2014 and December 31, 2013, respectively.	510	215
Additional paid-in capital	586,017	213,359
Accumulated deficit	(51,797)	(8,670)
Total shareholders’ equity	534,730	204,904
Noncontrolling interests:
Operating Partnership	33,727	35,310
Partially owned properties	752	623
Total noncontrolling interest	34,479	35,933
Total equity	569,209	240,837
Total liabilities and equity	$811,573	$292,860

Physicians Realty Trust

Reconciliation of Non-GAAP Measures

(In thousands, except share and per share data)

	Three Months Ended December 31, 2014	Year Ended December 31, 2014
Net income (loss)	$1,991	$(4,418)
Depreciation and amortization	6,166	16,731
Gain (loss) on sale of investment properties	2	(32)
Impairment charge	1,500	1,750
FFO	$9,659	$14,031
FFO per share and unit	$0.19	$0.38
Acquisition expenses	1,643	10,897
Net change in fair value of derivative financial instruments	(23)	(161)
Acceleration of deferred financing costs	37	178
Other normalizing items	—	1,800
Normalized FFO	$11,316	26,745
Normalized FFO per share and unit	$0.22	$0.72

Normalized FFO	$11,316	$26,745
Non-cash share compensation	619	1,977
Straight-line rental revenue/expense	(1,474)	(4,259)
Amortization of acquired above/below market leases	184	378
Amortization of lease inducements	54	191
Amortization of deferred financing costs	293	919
Recurring capital expenditures	(449)	(546)
Normalized FAD	$10,543	$25,405
Normalized FAD per share and unit	$0.20	$0.68

Weighted average number of shares and units outstanding	51,654,244	37,196,043

This press release includes Funds From Operations, or FFO, and Normalized Funds Available For Distribution, or FAD, which are non-GAAP financial measures. For purposes of the SEC’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, FFO is defined as net income/loss available to common share and unit holders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets. The Company believes that FFO is an important supplemental measure of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term FFO was designed by the real estate industry to address this issue. FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs. The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Normalized FFO is calculated as FFO available to common share and unit holders excluding the impact of non-cash stock-based compensation and certain revenue and expense items identified in the table above. The Company believes that Normalized FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Normalized FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for the Company.

The Company defines Normalized FAD, a non-GAAP measure, which excludes from Normalized FFO, non-cash compensation expense, straight-line rent adjustments, amortization of acquired above or below market leases, amortization of deferred financing costs and amortization of lease inducements. The Company believes Normalized FAD provides a meaningful supplemental measure of its ability to fund its ongoing distributions. Normalized FAD should not be considered as an alternative to net income or loss attributable to controlling interest (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of the Company’s liquidity. Normalized FAD should be reviewed in connection with other GAAP measurements.